                                                                    Exhibit 99.2


Q4 2003 TWEETER HOME ENTERTAINMENT GROUP EARNINGS CONFERENCE CALL TRANSCRIPT

Corporate Participants
Joe McGuire - Tweeter Home Entertainment Group - SVP & CFO
Jeff Stone - Tweeter Home Entertainment Group - President, CEO & Director Philo Pappas - Tweeter Home Entertainment Group - SVP, Chief Merchandising
               Officer

Conference Call Participants
Scot Ciccarelli - Harris Nesbitt - Analyst
Bill Armstrong - CL King & Associates - Analyst
Dan Wewer - CIBC - Analyst
David Costal - Durchin Management - Analyst
Mac Onrodacil - King Capital Management - Analyst
Brett Hendrickson - Bonanza Capital Management - Analyst
Nicole Mager - Global Credit Service - Analyst
Kelly Chase - Thomas Weisel Partners - Analyst
Frank Johnson - La Grande Capital - Analyst

Presentation RETURN TO TOP
Operator 1

Welcome to the Tweeter Home Entertainment fourth quarter and fiscal year-end conference call. At this time all participants are in a listen-only mode. Later we will conduct a question and answer session, and instructions will follow at that time. If anyone should require assistance during the conference please press star then zero on your touch-tone telephone. As a reminder, this conference call is being recorded. I would now like to turn the conference over to your host, Mr. Joe McGuire. Mr. McGuire, you may begin.

Joe McGuire, Tweeter Home Entertainment Group - SVP & CFO 2

Thank you. Good morning, everyone. Thank you for participating in our fiscal 2003 fourth quarter and fiscal year-end earnings conference call. My name is Joe McGuire, and I'm the Chief Financial Officer. Also with us today is Jeff Stone President and CEO, and Philo Pappas, the company's Senior Vice President of merchandising.

I'd like to start with a brief statement about forward-looking statements, after which we will discuss the general business for the quarter, and then we'll review the numbers. After these brief presentations we'll open it up to questions.

Certain statements contained in today's press release and statements that may be made during this conference call, including words such as expects, believes, plans, anticipates, and similar language constitute forward-looking statements.

These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed or anticipated. Participants are cautioned not to place undue reliance on these forward-looking statements and to refer to recent company filings with the SEC for a more thorough discussion of risk factors associated with the company.

Copies of today's press release and all other releases and SEC filings are available at our investor relations Website, www.TWTR.com. And now here's Jeff to give you a business summary.

Jeff Stone, Tweeter Home Entertainment Group - President, CEO & Director 3

Good morning, everyone. As previously announced, for our fourth quarter fiscal quarter ended September 30th, comparable retail store business was down 6.8%. Total revenue, compared to last year, same period, increased 1% to $185 million from $183 million for the period. Net loss for the quarter was $10.3 million, compared to net income of

                                      -11-
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$516,000, excluding the impairment charge of $195 million and its related tax benefit of $13 million for the same period last year.

Loss per share was, as our prior guidance stated, 43 cents, compared to earnings per share of 2 cents on a diluted basis, excluding the impairment charge of $195 million and its related tax benefit of $13 million for the same period last year.

Joe will go into more detail on operating and balance sheet numbers in a few minutes, but I'd like to discuss some of the trends that we are seeing at the store levels. Video sales are driving our business as the mix grew to 55% of our business for the September quarter. Flat panel television is still a growing category, with sales penetration of 17.4% of sales in the quarter. This is up 170 basis points from the June quarter.

For the quarter plasma represented 77% of the category sales and 46% of the units sold. With LCD coming in at 23% of dollars and 54% of units. Also increasing significantly in the June quarter is projection TVs. As the mix grew to 21.1% from 17.4% for the June quarter, and in dollars grew 32%. With this new technology that produces a stunning picture, we have seen a nice increase in the ASP of projection TVs, and in the September quarter, the average selling price of projection is only 2.4% less than our flat panel average selling price.

With these increases in flat panel and projection televisions, tube televisions continue to decrease as the mix eroded 70 basis points from the June quarter, and 440 basis points as a percentage of the mix from the September 2002 quarter. Our customers are very quickly adopting all of the new TV technologies that currently exist in the marketplace.

Our home installation business continues to be a major focus, and it will be in fiscal year 2004 as well. For the quarter, home installation labor grew to 3.1% of sales from 2.5% of retail sales for the same period last year, and overall labor dollars increased 26%.

During our conference call, at the end of last quarter, we commented that we had hurt our Florida business by making some changes in our market strategy that created uniformity in our marketing efforts across the country. Although that was great for getting us all on the same page, it resulted in a double-digit sales decline in the Florida market for that particular quarter. We are pleased to report that we fixed this in the region performed in line with the average region in the fourth quarter. Now I'll give it back to Joe to review some of the other income statement and balance sheet numbers.

Joe McGuire, Tweeter Home Entertainment Group - SVP & CFO 4

Thanks, Jeff. Let me start by saying that in the comparisons I'll be discussing those are before the reclassification for EITF 0216, which is geography. It's moving money between selling expense and cost of goods sold. And I'll also be excluding from the prior year the impairment charge of $195 million and its related tax benefit of $13 million. The effect of the EITF 0216 on this quarter for the reclass between selling and cost of sales was $5.4 million. That's for the quarter. And for the fiscal year was $11.1 million.

And after I review some of the income statement and balance sheet items, I'll discuss our projections for the December quarter. Loss from operations was $16.1 million, compared to income from operations of $1.6 million for the same period last year. As a percentage of revenue, operating income was a negative 8.7% compared to .9% for the same period. This was due to a 70 basis-point increase in selling expenses as well as an 880 basis-point decline in gross margin. Overall, gross margin decreased to 26.8% from 35.6% for the same quarter last year. Moving and cleaning up our (inaudible) inventory contributed about 330 basis points of the decline and rebates accounted for an additional 110 basis points reduction. The large increase in selling expenses as a percent of revenue is primarily due to our gross advertising expense, which was 80 basis points higher this year than last.

In addition, lower revenue contributed to an increase of 100 basis points in occupancy costs and depreciation. Corporate, general, and administrative expenses as a percentage of revenue increased to 7.6% from 6% last year. Most of this increase was due to professional fees and compensation.

We focused on reducing our inventory days on hand and ended September with an inventory level of $118 million and long-term debt ended at just under expectations for the quarter at $48 million. Our ending inventory level of

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$118 million represents our lowest inventory since July of 2001 just before the
Sound Advice acquisition, and reflects some of the work that we've begun in the area of supply chain.

For the quarter ended December 2003, we're planning comparable store sales to be in the range of -3 to +1, which will put revenue in the range of $251 million to $259 million. We're expecting net income for the December quarter with that range to be between $5 million and $6.5 million, and EPS to be in the range of 21 to 27 cents a share for the quarter. And now I'll turn it back to Jeff for some additional comments.

Jeff Stone, Tweeter Home Entertainment Group - President, CEO & Director 5

Thanks, Joe. This fact may not be known to you but our net operating loss in fiscal 2003 represents the first time that Tweeter has posted an operating loss since 1993, excluding the impairment charge in 2002. We are very proud of the 9-year run, something that is fairly rare in the consumer electronics retail space. And we plan on getting back to the business of making money for our shareholders in 2004.

On the operating side we are working tirelessly on supply chain initiatives that will improve in-stock levels, reduce overall inventory level requirements, and create a more sophisticated inventory management team. As we have mentioned in the past, our consulting partners, Retail Masters, are work closely with us on this initiative. We are also currently in the midst of an executive search for a VP supply chain to head this effort internally. We're also continuing the process improvement program started last year to increase efficiencies in our in-home services division and several other back of the house areas.

And speaking of new people, we're also in the midst of hiring a new chief marketing officer and new senior VP of retail operations. On the sales side we'll be adding someone who has experience running a retail operation larger than Tweeter in its current form. We simply need to add the talent to help us grow to the next level.

In marketing, we're looking for someone with substantial branding expertise and knowledge of the retail landscape, who can take the brands that currently exist under the Tweeter Home Entertainment Group umbrella and unify them as we boldly move into the next stage of our life cycle--a period that will see Tweeter become a major player in the digital home lifestyle of our customers.

We will be conducting an analysts day sometime in the middle of our second quarter to discuss progress on operating initiatives that we are working on with retail masters. Additionally, we hope to be ready to provide a glimpse of some of the new strategic initiatives that we are working on for the digital future.

That does it for our prepared remarks. We'd like to open up the conference for questions now. The operator will provide you with instructions on how to ask questions. Operator?


Questions and Answers RETURN TO TOP
Operator 1

Thank you. (Operator instructions) Your first question is from Scot Ciccarelli of Harris Nesbitt. Please go ahead.

Scot Ciccarelli, Harris Nesbitt - Analyst 2

Hey, guys. How are you doing? First question is maybe it's housekeeping, maybe something else went on, but the sales and inventory figures that you guys quoted back in your release on October 7th, I believe it was seemed to be a bit different than what they actually came out to be. Was there a reason for that?

Joe McGuire, Tweeter Home Entertainment Group - SVP & CFO 3

Let's see. The revenue number would have changed because we have a reclass between COGS and revenue. You know, Scot, I can follow up with the exact numbers, but I want to say it was about $1 million dollars. Is that what the difference --

Scot Ciccarelli, Harris Nesbitt - Analyst 4

Yeah.

Joe McGuire, Tweeter Home Entertainment Group - SVP & CFO 5


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It was about $1 million dollars from rebates we had received from our extended warranty vendor that we had classified in rebates and COGS, and that as review with our auditors, should be up in revenue. So that's geography. So there was a million bucks moved from money that we had classified as rebates that, because we book our warranties as net under SAB 101 -- before SAB 101, if we sold a warranty for 100 bucks we put $100 in revenue, $70 in cost, and $30 in gross profit. Now we just put the 30 bucks in revenue. We had gotten a rebate from that vendor, and that was a re-class. That accounts for the difference in revenue.

The difference in inventory is also some geography where, for EIF 216, we used to put -- we used to have money that was due to us for co-op, for specific advertising was sitting in receivables. And that is now sitting as an offset to inventory because it hangs on the balance sheet as part of purchases. So again, just a re-class.

Scot Ciccarelli, Harris Nesbitt - Analyst 6

Okay. That's helpful. Part 2 of the question is, you know, if I'm trying to adjust the gross margins for EITF and then the $8 million in gross profit hit, is about 31.2% gross margin the number I should be thinking about? And that would compare verse the 35.6% the year before? Do those numbers sound vaguely familiar?

Joe McGuire, Tweeter Home Entertainment Group - SVP & CFO 7

You're beyond the ability of me to do that in my head.

Scot Ciccarelli, Harris Nesbitt - Analyst 8

Okay. Fair enough. I guess the point is it looks like even once I adjust for EITF, and then adjust for, you know, the gross profit reductions it still looks like, however you go through the math, whether you're adding or subtracting, as long as you do it right, it looks like gross margins were down by about 440 basis points year over year.

Was there something else driving that?

Is it a function of mix or is it a function of trying to become more sharp on the price points? And part 2 of that question would be what can you do to reverse that trend?

Joe McGuire, Tweeter Home Entertainment Group - SVP & CFO 9

Again, we should probably do that math together somewhat offline. Clearly, the change in mix had an impact on margins, and clearly our disco initiative had an impact on margins, above and beyond sort of what the measured part of the $8 million is. And that has more to do with or internal accounting than a fundamental change in gross margins going forward.

That being said, we do anticipate that the change in mix in terms of the increase in video will continue to pressure gross margins, although I will not tell you that it will pressure them to the tune of 400 basis points.

Scot Ciccarelli, Harris Nesbitt - Analyst 10

Okay. Thanks, guys.

Joe McGuire, Tweeter Home Entertainment Group - SVP & CFO 11

Yep.

Operator 12

Thank you. And your next question is from Bill Armstrong of CL King & Associates. Please go ahead.

Bill Armstrong, CL King & Associates - Analyst 13

Good morning. Couple questions, on G&A up $3.2 million, could you just maybe give us a little more color on some of the items that you mentioned, professional fees, compensation, and what was the write-off of the PP & E? And what should we be looking at as a run rate for G&A going forward?

Joe McGuire, Tweeter Home Entertainment Group - SVP & CFO 14

Well, yeah. G&A's a little -- G&A's twisted by a couple of items, and I'll work off the year to date numbers as opposed to just the quarter numbers because they're sort of together in my mind.


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There's non-cash stock compensation into the compensation for G&A, and for the year I want to say it's about $1.4 million. There is professional fees sort of out of the ordinary to the tune of about $800,000 or $900,000 regarding consulting expenses for that period. PP&E write-offs during the course of the year were another I think just over $1 million dollars. And that should get you to about your -- get you to about your difference.

Well, actually, the compensation and the PP & E are non-recurring. The additional consulting expenses will be recurring, and we expect to incur $3 million of consulting expenses in fiscal 2004, and that will compare to about $1 million dollars of like consulting expenses in fiscal 2003.

Bill Armstrong, CL King & Associates - Analyst 15

$3 million in the 2004?

Joe McGuire, Tweeter Home Entertainment Group - SVP & CFO 16

Yep.

Bill Armstrong, CL King & Associates - Analyst 17

Okay. Next question. The liquidation event of the discontinued and open box merchandise, originally you thought you'd lose about $2 million to $3 million dollars. Instead you lost $8 million. What happened there?

I think we very poorly forecast what it was going to cost us to drive that from 17% of our inventory to 10% of our inventory. So we achieved our goal, but I think it was a lot more expensive for us between both what we had to drop the prices to sell through in order to make sure that we hit our objective.

Bill Armstrong, CL King & Associates - Analyst 18

And -- sorry. Go ahead.

Joe McGuire, Tweeter Home Entertainment Group - SVP & CFO 19

No. I was done.

Bill Armstrong, CL King & Associates - Analyst 20

And I think you're -- three months ago you said you wanted to get that down to between 6% and 9% of your overall inventory position. You're at about 10% now. So will you need to do some further liquidations in the current quarter?

Joe McGuire, Tweeter Home Entertainment Group - SVP & CFO 21

The objective is to get that to 8, not to 6 to 9. We think we can get it down to 8 in terms of a going run rate. We did everything we needed to do to get it to 10 in 2 months. We think we'll be two years getting it from 10 to 8, and that'll just be at a far more, sort of normalized, pace as we bring additional tools to bear. But we're comfortable that we have the tools in place now to keep it at 10%.

And then we'll try to drive that down from 10 to 8. That part will take a little more time and be a little more difficult.

Bill Armstrong, CL King & Associates - Analyst 22

Okay. For the current quarter what are you doing in terms of marketing? I got an e-mail from Tweeter a few weeks ago with I think a 10% and a 5% off deal depending on how much you spent for Saturday and Sunday a couple weeks back. And I've never seen that before from you guys.

What are you doing in Q4 that you think will drive positive sales between now and the end of the year?

Jeff Stone, Tweeter Home Entertainment Group - President, CEO & Director 23

Well, first of all, did you go and buy anything?

Bill Armstrong, CL King & Associates - Analyst 24

No.

Jeff Stone, Tweeter Home Entertainment Group - President, CEO & Director 25


                                      -15-
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All right.

Bill Armstrong, CL King & Associates - Analyst 26

But I did make note of it, and I forwarded it to all the people in our organization.

Jeff Stone, Tweeter Home Entertainment Group - President, CEO & Director 27

Atta boy.

Bill Armstrong, CL King & Associates - Analyst 28

I should get a finder's fee for that.

Jeff Stone, Tweeter Home Entertainment Group - President, CEO & Director 29

Well, if you give us the names, we'll check on it. We are doing -- you know, we've got a heavy print -- we've got a heavy print schedule. And we've got a decent TV buy. And we've got some stuff going on the radio. We're pretty much, along with our direct -- you know, with the direct mail program, we're pretty much hitting every media type, going after our -- you know, going after customers who have shopped here with our direct mailing efforts and trying to track new customers through, a combination of print, radio, and television. And it's, you know, a combination of driving -- and print driving a price message as well as some image advertising, and TV and radio is clearly, you know, focused on the brand. So.

Bill Armstrong, CL King & Associates - Analyst 30

Will the price message be one of discounting particular key items, or something more generic?

Jeff Stone, Tweeter Home Entertainment Group - President, CEO & Director 31

It's more generic. I mean we've gone out and got some great buys for the season, and you'll see those on the cover of our inserts starting Thanksgiving day. We're going to be out in full force marketing our brand. We've got a lot of good stuff going on. And we'll see how it all takes.

Bill Armstrong, CL King & Associates - Analyst 32

Okay. Just two quick housekeeping questions for Joe. Could you tell us what accounts payable were at September 30th, and also, there's -- you had a $650 gain from equity investments. What was that?

Joe McGuire, Tweeter Home Entertainment Group - SVP & CFO 33

Well, let's see, AP at the end of the year was about $33 million dollars-ish. We should have the K the week after we get back from the holidays. That was about $33 million. And what was the last question?

Bill Armstrong, CL King & Associates - Analyst 34

On your income statement you had $650,000 income from equity investments during the quarter.

Joe McGuire, Tweeter Home Entertainment Group - SVP & CFO 35

Oh, my guess is that's dividends from one of the companies that we own. So yeah, that's a relatively minor number. It should continue at about that pace going forward.

Bill Armstrong, CL King & Associates - Analyst 36

What kind of company is paying that kind of dividend to you?

Joe McGuire, Tweeter Home Entertainment Group - SVP & CFO 37

It's part of Tivoli.

Bill Armstrong, CL King & Associates - Analyst 38

Who?

Joe McGuire, Tweeter Home Entertainment Group - SVP & CFO 39

Tivoli.

Bill Armstrong, CL King & Associates - Analyst 40


                                      -16-
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Okay. Who are they? What is that?

Joe McGuire, Tweeter Home Entertainment Group - SVP & CFO 41

You know what? You should follow up with me offline to get the whole story on that again. Just a small equity investment, not a, you know, not a big deal.

Bill Armstrong, CL King & Associates - Analyst 42

Okay. Thanks.

Operator 43

Thank you. And your next question is from Dan Wewer of CIBC. Please go ahead.

Dan Wewer, CIBC - Analyst 44

You may get a lot of follow-up questions on that. Actually, I had a question on the top line. When we're out looking at the Best Buy and Circuit stores, it looks like their presence in flat panel is about four times larger than it was a year ago. I'm just curious if Tweeter is finding it more difficult to differentiate itself from the low to mid in stores that it has in the past?

And it's also been my observation that Tweeter's been doing more value priced business in flat panels as well. Not only does it look like Best Buy and Circuit is moving up the continuum but Tweeter is moving more in their direction at the same time.

Joe McGuire, Tweeter Home Entertainment Group - SVP & CFO 45

Okay. Let me take those in reverse quickly. Most of our business is not done in entry-level flat panel. We have the entry-level price point because we think it's important for us to be there. But that's actually the smallest portion of our business. We sell very few of the $29.99 flat panels.

Jeff Stone, Tweeter Home Entertainment Group - President, CEO & Director 46

Part of our advantage -- it is Jeff -- part of that strategy is you know, as price points come down and people have $29.99 and $27.99 price points we just think it's important for them to see that you can buy those at our store.

Dan Wewer, CIBC - Analyst 47

Right.

Jeff Stone, Tweeter Home Entertainment Group - President, CEO & Director 48

But in fact, our business comes from the mid and premium parts of our flat panel business. And yeah, I think the reality is that you'll hear us say this for the next ten years probably, there's 250 million television sets in America. They're all going to be replaced by a combination of flat panel, high-def, and you know, there's going to be a lot of people selling them.

I'm still ready to wager people money that you know, no one's selling them to the extent that we have up until now. Will more people sell them? Absolutely. Because they're -- because they've got to replace tube televisions with something.

Tube televisions are already down to something like 3% or 4% of our overall mix, down huge from just a year ago. Because people are moving to flat panel TVs. They're cooler, hipper, better picture in many instances. And you know, they are going to replace and play a major role in the replacement of the traditional TV that's in all of our homes or in some of our cases that was in our homes.

Dan Wewer, CIBC - Analyst 49

Jeff, you've obviously been very successful in selling flat panel. I was curious, when you compare your same-store sales trends to, the other big box operators, how do you account for the difference, in categories like audio where you're perhaps, you know, struggling more than they are? Just trying to figure out what are the offsets that's accounting for this growing same-store sales gap?

Dan Wewer, CIBC - Analyst 50


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Well, I mean, our reality, Dan, is that we service a premium customer. You know, we always have, and even though we're working on other strategic initiatives for what we consider, what we call the digital future, the reality is that there are customers out there that buy and will always buy premium stuff.

That's who we are, that's who we sell to. That's always who we'll sell to. When you've got periods like we've gone through the last couple of years where the -- there's been more economic challenges, people either, a, trade down, or not spend as much money on premium gear. I think that we've always maintained that that is the case.

But we're not looking to be selling $1999 plasma televisions today. When the price point comes down to that, we will. But our positioning in the marketplace is that of the premium provider and the premium services provider in the marketplace. When you buy a flat panel TV, we're one of the few people, regardless of what you see advertised. We are one of the few people that can actually take that flat panel and install it any way, shape, or form that you want it installed in your home and have it be hidden and be truly professionally installed with our own people. That's one of our pluses. You can have somebody else install it and then, by the way, you've got to call an electrician, separate from other people's installation quote, abilities, because they don't do the electrician part, they just hang the thing on the wall and ask somebody else to, do the electrician part of it.

We do the whole thing. It's a premium service. It's what we've always done and I think what will continue to be you know, one of our distinguishing characteristics of our business.

Dan Wewer, CIBC - Analyst 51

Jeff, the last question I have is there appears to be growing momentum in personal computers being a media hub for home entertainment. And when Wade has been working with you guys on your merchandise assortment if there's going to be some momentum for Tweeter to somehow get into the PC business?

Because it looks like a number of high-end audio and video buyers are using PCs as a subset of their total home entertainment package.

Jeff Stone, Tweeter Home Entertainment Group - President, CEO & Director 52

The computer for us more from a server standpoint than laptop technology, but certainly wireless technology, will absolutely be part of the future of this business--of the business that we run here at Tweeter. We are creating some competencies in that. You know, we're having meetings with suppliers who we haven't typically met with in the past to talk about some of where the new digital technologies are going, what those products look like, but as importantly, the services that will need to be provided to be able to align the products that exist today with the products of the future. And it absolutely takes us into the world of IT.

Joe McGuire, Tweeter Home Entertainment Group - SVP & CFO 53

It does include PCs, Dan. The difference I'll tell you is it will be PC as part of the solution, not PC as the stand-alone purchase for you to do, you know, word processing and spreadsheets and so forth. But we already sell a lot of products that look very much like PCs in terms of storage for media service for video and media service for audio. The music cast (ph) system from Yamaha is a very fascinating sort of first major brand hybrid using that technology. All of our more sophisticated home control applications, where we do large installations that involve sophisticated home control of theaters and lighting and so forth all get integrated with devices that are called controllers that are quickly morphing into those controllers are really PCs, and that is a very accelerated rate.

You know, we have a product we'll be carrying shortly where we will be distributing audio through the house over an 802.11 LAN.

So wireless technology, and that's part of what drives some of our partnerships -- I think you read about the one we started earlier in the year with D-Link -- Is us utilizing that technology, really more about the network, the connectivity, and controlling the related pieces, is a huge part of our future and one that we are very, very active on. It's not visible yet because you don't really get to see products in the stores around that and you don't really get to play in that unless, you do a pretty sophisticated install at your house that you'll get to see that.

But you'll start to see that technological expertise that we are quickly developing on a lot of our higher end jobs start to morph its way down into a much broader audience, and in part because the cost of implementing those solutions is dropping dramatically. Not just from a hardware standpoint, which is coming dramatically down, but our ability to put those solutions in place by using wireless technology, which lets us go into a house and do a job in four hours that might have taken us four days to do in the past, will bring the cost and the availability of us implementing those solutions for our customers, being able to broaden that, a great deal.

Dan Wewer, CIBC - Analyst 54

Thanks a lot and good luck.

Jeff Stone, Tweeter Home Entertainment Group - President, CEO & Director 55

Thanks, Dan.

Operator 56

Thank you. Your next question is from David Costal (ph) of Durchin Management.

David Costal, Durchin Management - Analyst 57

have a follow-up on the friends and family promotion. Just curious if you could give us some color as to sales trends prior to the promotion, I guess it was November 15th and 16th. And then during the promotion and following it vis-a-vis the 4.6 -- negative 4.6 quarter to date comp? Also, curious how all that relates to guidance on the margins.

Joe McGuire, Tweeter Home Entertainment Group - SVP & CFO 58

Okay. That's -- you're asking me to break down probably like on a weekly basis, which there's just no way I'm going to get into doing. It's driving me crazy. I don't need to drive you all crazy doing it.

Secondly, the friends and family thing was a very small-time experiment where a couple of the executives at Tweeter shipped out, by e-mail, that coupon. And the good news is that that coupon spread's remarkably fast among the financial community. We got a good number of phone calls on it.

But I would not call it a promotion that had any significance. We actually spent zero money on it. We did put some codes on it. I don't think we've printed the reports yet to see what the, you know, turnout was. I'm assuming they would be actually the same or less than a typical direct mail response, which would be between 1% and 3%

But that went out to, you know -- I mean, out of my own e-mail address book it probably went out to 1,000 e-mail addresses, some out of Jeff's, some out of Philo's, and a few other people. It was an experiment that --

Jeff Stone, Tweeter Home Entertainment Group - President, CEO & Director 59

We did the same thing last year at about the same time. We just said hey, we've got all these people who live in our market-- professional acquaintances, either financial community, real estate community, business lawyers, people that we deal with that can afford to come in and buy our stuff, so we said let's send them an e-mail.

David Costal, Durchin Management - Analyst 60

But again, just relative to trend before this small promotion, no change in trend at the time of promotion relative to before?

Jeff Stone, Tweeter Home Entertainment Group - President, CEO & Director 61

No.

David Costal, Durchin Management - Analyst 62

Okay. Thank you.

Operator 63

Thank you. Your next question is from Mac Onrodacil (ph) from King Capital Management.

Mac Onrodacil, King Capital Management - Analyst 64

I was curious when you were talking about the installation in electrician, at the current moment Best Buy and Circuit City will I need an outsourced -- they're going to have an installation person for me, but were you referring to that I would have to then contract out an electrician if I wanted to put this thing somewhere specifically in my home?

Jeff Stone, Tweeter Home Entertainment Group - President, CEO & Director 65

Depending on what you did in your home, yes.

Mac Onrodacil, King Capital Management - Analyst 66

Okay. And -- kind of what price point is it where that becomes really a value-added equation, so to speak? Like if I go to their store now, they're obviously going to be able to compete on price and volume.

Wal-Mart's in the business. Obviously, it's going to be difficult to stop the margins.

But kind of, what is it in the upper end, is it in the higher price points, say, $2,000 and above, where that correlates more with electrician-type work?

Jeff Stone, Tweeter Home Entertainment Group - President, CEO & Director 67

It depends on what you want. It depends really on what you want done. If you just want a plasma TV hung, you know, and if you want it buried in the wall, you need to cut a hole in the wall, run electrical lines down behind the wallboard, and potentially move an outlet if an outlet isn't, where you want it or -- but somehow bring it to electricity.

Sometimes it's just -- if you put it on a tabletop stand, you just have it delivered and plug the thing in. It depends on what level of sophistication you want. If you want, in-wall speakers put in the front and the back, it's not really -- it's, quote, a custom application.

So there's no -- just by definition, there's no really --

Joe McGuire, Tweeter Home Entertainment Group - SVP & CFO 68

No roll-around price point.

Mac Onrodacil, King Capital Management - Analyst 69

All right. And just as a sense of -- I know you're a smaller company, but as a sense of market share opportunity, given you have more floor space dedicated to specifically LCDs and HD TVs, where do you fit in the big picture of things in terms of your competitors?

Joe McGuire, Tweeter Home Entertainment Group - SVP & CFO 70

Well, we are a niche, always have been, and will continue to be, you know, a niche player. If you want to sort of break down, you know, the largest players in CE right now are Best Buy, circuit city, Wal-Mart, Sears would be sort of the big mass merchants that play in the space.

If you take it the whole marketplace and you call CE $110 billion, you throw out computers and office equipment, that's probably your first $60 billion, you're left with between [$40 and 50 billion] that is, sort of our traditional space of CE that involves audio and video stuff.

If you take the high to mid end, where we play, of that, now you're at sort of a a $12 to $14 billion marketplace, of which we're about a billion. You know, out of that place. A little less than that. We just did $800 million. We'll hopefully do a little more than that next year.

So we have less than 1% of a whole national space and a little less than 10% of sort of our niche. Did that answer your question?

Mac Onrodacil, King Capital Management - Analyst 71

Mm-hmm.

Okay. Thank you.

Joe McGuire, Tweeter Home Entertainment Group - SVP & CFO 72

You're welcome.

Operator 73

Thank you. And your next question is from Brett Hendrickson of Bonanza Capital. Please go ahead.

Brett Hendrickson, Bonanza Capital Management - Analyst 74

Hey, Joe, I just had a quick question. I know you don't want to get into it online, but I think there may be some other people who have a question about the income from equity investments line. I just did a quick run-through through your 10K, and I didn't see anything that can help me understand it. Can you give me maybe the 60-second version of that?

Joe McGuire, Tweeter Home Entertainment Group - SVP & CFO 75

Yeah. We have a small equity investment, you know, in an equipment manufacturer. You won't find it in the K because we didn't go past 20% of the ownership until June. So if you go look in the June Q you'll find a description of it there, and obviously, you'll find it in the K this year when we file it.

Brett Hendrickson, Bonanza Capital Management - Analyst 76

Okay. What's the name of it?

Joe McGuire, Tweeter Home Entertainment Group - SVP & CFO 77

Tivoli.

Brett Hendrickson, Bonanza Capital Management - Analyst 78

Tivoli?

Joe McGuire, Tweeter Home Entertainment Group - SVP & CFO 79

Yeah.

Brett Hendrickson, Bonanza Capital Management - Analyst 80

So when you report that 650 other, technically that's not a dividend per se but that's your equity share of their profits?

Joe McGuire, Tweeter Home Entertainment Group - SVP & CFO 81

Correct.

Brett Hendrickson, Bonanza Capital Management - Analyst 82

and you think that's going to continue about the same level?

Joe McGuire, Tweeter Home Entertainment Group - SVP & CFO 83

: Yeah.

Brett Hendrickson, Bonanza Capital Management - Analyst 84

And at some point can you get some cash out of that business or is it still in growth stage?

Joe McGuire, Tweeter Home Entertainment Group - SVP & CFO 85

Well, we distribute cash now to pay taxes out of that, but you know, I'm not looking for that to be either a big source of profits or cash.

Brett Hendrickson, Bonanza Capital Management - Analyst 86

Okay. Thanks.

Operator 87

Thank you. And your next question is from Nicole Mager (ph) of Global Credit Service.

Nicole Mager, Global Credit Service - Analyst 88

Hi. I don't know if you guys really want to get into this, but when you guys got your new facility, your credit facility back in April, there was a six charge coverage ratio applied.

Joe McGuire, Tweeter Home Entertainment Group - SVP & CFO 89

Yeah.

Nicole Mager, Global Credit Service - Analyst 90

Are you guys in compliance at the year end with that?

Joe McGuire, Tweeter Home Entertainment Group - SVP & CFO 91

Yeah. If you go back and you read the last press release, you'll notice that we said that the fixed charge coverage ratio was gone. What we did is we amended our credit agreement, we changed the block that the lenders have from $6 million to $11 million, which was 10% of the facility, and then the financial confident went away. So that covenant doesn't exist any anymore in our --

Nicole Mager, Global Credit Service - Analyst 92

As of the last press release?

Joe McGuire, Tweeter Home Entertainment Group - SVP & CFO 93

As of August, when we amended the --

Nicole Mager, Global Credit Service - Analyst 94

Okay. Thank you.

Operator 95

Your next question is from Kelly Chase of Thomas Weisel Partners.

Kelly Chase, Thomas Weisel Partners - Analyst 96

Hi, gentlemen.

Jeff Stone, Tweeter Home Entertainment Group - President, CEO & Director 97

Hey, Kelly.

Kelly Chase, Thomas Weisel Partners - Analyst 98

Question. Can you talk a little bit about where you are on an inventory position going into the holidays if there's any kind of product categories that you might be short in?

Jeff Stone, Tweeter Home Entertainment Group - President, CEO & Director 99

Overall, Kelly, I would say we're in good shape. Obviously, the hot categories are plasma and LCD. We put a lot of attention to make sure that we load up our inventory in the right categories in the right skews to make that happen. Some of the newer technologies that Jeff mentioned earlier, like DLT from Samsung and some of the LCD projection TV inventory.

It is turning very, very quickly. There's not an unlimited supply of that product, but we feel we've secured enough really to make our plan.

Kelly Chase, Thomas Weisel Partners - Analyst 100

okay. So it sounds like I know that you -- I think the last conference call you had something like 3,000 DLP televisions on order, and only 1,000 in stock, or something like that. Are you guys now in a better supply-demand dynamic with that DLP specifically?

Jeff Stone, Tweeter Home Entertainment Group - President, CEO & Director 101

Yes.

Kelly Chase, Thomas Weisel Partners - Analyst 102

Great. And then also you had been talking about some shortages in mid-price plasma. Are you feeling comfortable there?

Joe McGuire, Tweeter Home Entertainment Group - SVP & CFO 103

We're feeling okay.

Kelly Chase, Thomas Weisel Partners - Analyst 104

Okay. The other question with respect to inventories, in your last press release you spoke that you were actually going to be buying for the quarter to afford a 6% comp increase from an inventory perspective, and then you were going to be managing your selling expenses to a flat comp.

Your guidance of down 3 to up 1 for the quarter indicates that maybe you guys are coming in on the lighter side of what you had hoped to be seeing this quarter. Can you comment at all about where business is relative to original expectations?

Joe McGuire, Tweeter Home Entertainment Group - SVP & CFO 105

We've adjusted that a little bit, and we'll see where it comes in. We did place initial orders, as we said, for that number. And if we come into the low side we could come with a little extra inventory coming into December.

All of it's going to be in video however, and January, again, is our number two month overall as well as in video.

Kelly Chase, Thomas Weisel Partners - Analyst 106

So even if you might have brought in a little bit more, you're not worried about that?

Joe McGuire, Tweeter Home Entertainment Group - SVP & CFO 107

Absolutely not. We're careful about the where.

Kelly Chase, Thomas Weisel Partners - Analyst 108

And then I think, Joe, you had mentioned on the last conference call that you were feeling a little -- I don't know smart in the fact that you brought some inventory in sooner. Do you think that any of your peers that maybe didn't follow that type of buying mentality could be in short supply anywhere?

Joe McGuire, Tweeter Home Entertainment Group - SVP & CFO 109

Gosh, let's hope so.

Kelly Chase, Thomas Weisel Partners - Analyst 110

Okay. Great. Thanks a lot. I appreciate it.

Operator 111

Thank you. And your next question is from Frank Johnson of La Grande Capital. Please go ahead.

Frank Johnson, La Grande Capital - Analyst 112

Hi, guys. Just a couple quick questions. One thing I hear from other people who follow the space is whether or not your boxes are big enough to compete with the Best Buys and Circuit Cities. And I know this is broad.

And the other is, has there been any impact from the Internet retailers on your business in causing same-store sales to declines? Just quick impressions on that. And if so, what you're doing to combat it or even if you can combat it.

Jeff Stone, Tweeter Home Entertainment Group - President, CEO & Director 113

This is Jeff. A comment on the box size first. We actually think that our box size of 10,000 or 11,000 square feet might be a little bit too big.

With the size of tube TVs, which we had 40 or 50 of them on display at our peak that take up lots of space, but now we have probably no more than 20. With projection, with a projection TV mix that we used to probably have 35 or so on display that are now a fraction of that in space taken over by flat panel TV.

If you walked into our stores, our stores actually look a little empty. I don't know where-- Any retail that is CE centric, that has a 20,000 or 30,000-square-foot box, when the technology totally turns to flat, which it will at some point in time in the future I don't know what they're going to do with all their space. So I think that we guessed because that's what it all is right -- I think we guessed right ten years ago when we decided to build the next 100 stores, and I think we built them at the perfect size for specialty consumer electronics retailer.

Regarding the Internet, quite honestly, it's a pain in the ass. People, you can go on Websites and see stuff priced absolutely ridiculously. It does create some pressure at the retail store. We just won't take-- Customers come in and say we saw a certain item at a certain site. If it's not an authorized site, we gladly tell the customer to walk. And on occasion, we'll take deals where they're good deals for us and there's some margin built into it. But you know, since the Internet came to life a couple years ago, we started having pricing issues like everybody else who sells anything in America these days does. And it's just one of those things that you in fact have to deal with.

Frank Johnson, La Grande Capital - Analyst 114

Are you doing anything to pressure for an Internet sales tax? Is there anything -- are you working with anyone to try to pass that along --

Joe McGuire, Tweeter Home Entertainment Group - SVP & CFO 115

We're way too small to be engaged in lobbying. We'll leave that to our friends at, Best Buy and Circuit to worry about that.

Frank Johnson, La Grande Capital - Analyst 116

Thanks very much.

Joe McGuire, Tweeter Home Entertainment Group - SVP & CFO 117

Thanks.

Operator 118

Thank you. And you have a follow-up question from Bill Armstrong. Please go ahead.

Bill Armstrong, CL King & Associates - Analyst 119

Yeah. Just kind of looking down the road at technology that's enabling wireless connections between various components in the home, what will that do to demand for your installation services? Will it either encourage consumers to install the stuff themselves because they don't have to deal with wiring or simply make it that you can justify less of a charge for a given install job? How do you see that playing out?

Joe McGuire, Tweeter Home Entertainment Group - SVP & CFO 120

We really think that that's going to broaden our ability to deliver a solution because the wireless technology will make it easier. It will make for some people to do do it yourself. But the reality is, for example, right now once you can distribute audio wirelessly, you can distribute the content wirelessly, but remember, the fundamental thing to do it hear sound is you need something to push air. So the speaker still needs power whether it's 12-volt or 110-volt.

So wireless is a great enabling technology, but it doesn't take away the need for wires. You still need power. And even a wireless network still needs a wired backbone in order to work. I don't know if you've put it in your house yet, but if you stick a wireless access point at one end of your house and you take your laptop to the other end of your house you'll find your connection doesn't work so well.

So you really need to install access points for the most part in more than one place. It's a great enabling technology, and what we think it will do is it will drive our ability to deliver a solution at a lower cost.

Because right now if we come to somebody's 3,000-square-foot house and we want to wire the place for sound and we're pulling wires through all the walls, you've got to have two guys there for four days really work hard, good eight-hour days to get wires everywhere you need to go. It won't take away the fact that they have to show up and run at least some level of wired backbone, but it can make the job dramatically easier in terms of their ability to distribute and install the solution.

So we think wireless technology will be a terrific enabler of us to deliver the kinds of sophisticated solutions that now go into pretty high-end jobs and drive the cost of our ability to deliver that solution down.

Bill Armstrong, CL King & Associates - Analyst 121

So just to give I guess a hypothetical that Joe gave earlier, where a job that takes you four days now might take only four hours, or whatever it might be, one day, I mean, that would also then, I would assume, that you can charge less for a given install job.

Joe McGuire, Tweeter Home Entertainment Group - SVP & CFO 122

Correct.

Bill Armstrong, CL King & Associates - Analyst 123

Would that also perhaps make it easier to sell the system in the first place because the installation now is cheaper so the overall solution is more affordable to the customer and maybe get more people in there?

Joe McGuire, Tweeter Home Entertainment Group - SVP & CFO 124

Yes. We think because sometimes on the larger installs this is how you get into these $20,000 and $40,000 installation jobs, and as the prices of the flat panels themselves and some of the enabling technologies come down, it will make installation where maybe now that could be 20% of the package price, you know, maybe that will come down to 5% or 10% of the package price, and our belief is by doing that you can still get a net realization out of that installation that can even be greater.

Bill Armstrong, CL King & Associates - Analyst 125

When you're talking about 20% of the package price for an install, do your people on the sales force find customers balking at that, where that kind of maybe just pushed them over the edge and they say you know what, I don't think I'm ready for this.

Joe McGuire, Tweeter Home Entertainment Group - SVP & CFO 126

It's very possible for that to happen. At this point the jobs happen at a high enough end of the spectrum that that's not that big of an issue. But as that technology gets pushed down, absolutely, a $5,000 labor price on top of your $15,000 worth of equipment will absolutely give you -- will give lots of people pause.

Jeff Stone, Tweeter Home Entertainment Group - President, CEO & Director 127

Bill, this is Jeff again. The fact that we continue to be on average two weeks out in our ability to get to the consumer's home because of nothing other than demand I think indicates that we have not seen price resistance to, you know, that service.

I think what Joe's talking about is instead of it being -- having an appeal to 5% of our customers at some point it becomes appealing to 15% or 20% of our customers.

And as you do that and get into people's homes, you get to sell them more stuff because you know you're in their home seeing what they have and what they don't have. And we just think it's a huge opportunity for us in terms of our where we're going.

Bill Armstrong, CL King & Associates - Analyst 128

And where are we in the technology curve with wireless where -- I mean, are we still in the infancy where it's still taking you guys -- not just you guys, any install crew just a lot of time to run wires through the wall versus where are we going to get when you see this technology maturing? Or how far in the future is that?

Jeff Stone, Tweeter Home Entertainment Group - President, CEO & Director 129

Well, it's not just running the wires, it's programming. You know, you take a home theater and set it up in your house with, you know, five speakers and a subwoofer and a flat panel TV, an SACD, a nice receiver, a VCR, satellite, you know, you've got a remote to program. You have to program a remote, done by hand, programming for all that stuff, is a two to four-hour job. That in itself.

And we'll do that for free. That in itself is -- not only do you have to set and hook the system up but you've got to program the remote so they can press one button and have everything work right. And then if you want to add, you know, have your lights dim on the same controlling remote when you press play on your DVD player, if you want to have the curtains shut at the same time, you know, then you're talking about more programming, more control, more interface with other parts of your, quote, home environment. That's all the stuff that we do, you know.

Joe McGuire, Tweeter Home Entertainment Group - SVP & CFO 130

And in terms of where the wireless technology is, Bill, it works great for networking control, and we can distribute audio now, but the wireless infrastructure itself still cannot do video that well, and it can't even touch high definition. So my guess is,some of the stuff I've read, and I'm no expert on this, you've got technology guys that can probably answer this question better than me, but our expectation is that's still a couple years off till you can distribute high-definition video over a wireless link.

Bill Armstrong, CL King & Associates - Analyst 131

All right. Great. Thanks. That was helpful.

Joe McGuire, Tweeter Home Entertainment Group - SVP & CFO 132

Thanks, Bill.

Operator 133

Thank you. And you have a follow-up from Kelly Chase.

Kelly Chase, Thomas Weisel Partners - Analyst 134

Yeah. Joe, I had called I think, halftime week about this, but I was in one of your stores recently and noticed that you had made some changes to your flat panel display when you come into the store. Can you talk a little bit about what that is, and is that something that you're doing throughout the chain?

Jeff Stone, Tweeter Home Entertainment Group - President, CEO & Director 135

It's Jeff, Kelly.

Kelly Chase, Thomas Weisel Partners - Analyst 136

Hi.

Jeff Stone, Tweeter Home Entertainment Group - President, CEO & Director 137

We've been incredibly successful with our flat panel business. Out of our $786 million last year we sold $106 million in flat panel. And through July we had 13 -- according to NPD data we had 13% you know, market share. And we put in plasma walls and flat panel plasma and LCD walls last year.

We've actually taken a bunch of them, probably 60 to 70 before Thanksgiving, and added, you know, anywhere from -- changed those walls to be, depending on the store configuration, 25 to 40 feet that really prominently displayed the fact that, you know, we're in this business and we're in it big-time.

And most of the stores, I don't know which stores you're in, Kelly, but most of the stores it's right front and center when you walk in and you take a look either straight ahead or to the left or to the right. You see this thing. And you know, if you're even thinking about buying a flat panel TV, you know that we are -- you know, that we're in the business and we must know something about it.

Kelly Chase, Thomas Weisel Partners - Analyst 138

But you haven't necessarily done a huge effort to expand that display? It's something that we need to maybe factor into any expenses or anything like that?

Jeff Stone, Tweeter Home Entertainment Group - President, CEO & Director 139

What do we have, 84 stores?

Joe McGuire, Tweeter Home Entertainment Group - SVP & CFO 140

80 by the end of the year.

Jeff Stone, Tweeter Home Entertainment Group - President, CEO & Director 141

80 by the end of the year. It's just part of the regular rollout. It's within our capex budget.

Kelly Chase, Thomas Weisel Partners - Analyst 142

Nothing extra.

Joe McGuire, Tweeter Home Entertainment Group - SVP & CFO 143

Yeah. We're a little past half of the stores, I'd say.

Kelly Chase, Thomas Weisel Partners - Analyst 144

Great. All right. Thank you.

Joe McGuire, Tweeter Home Entertainment Group - SVP & CFO 145

You're welcome.

Operator 146

Thank you. And I'm showing no further questions at this time.

Jeff Stone, Tweeter Home Entertainment Group - President, CEO & Director 147

Okay. Everybody, thanks very much for participating. Have a wonderful Thanksgiving.

Operator 148

Ladies and gentlemen, this concludes today's conference. Thank you for your participation. You may disconnect at this time. Have a nice day. To send feedback about this Event Transcript to StreetEvents Click Here

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